Exhibit 99.2

Nabors Energy Transition Corp. II Announces Closing of $305,000,000 Initial Public Offering

HOUSTON, July 18, 2023 /PRNewswire/ — Nabors Energy Transition Corp. II (the “Company”) announced today the closing of its initial public offering (the “IPO”) of 30,500,000 units at a price of $10.00 per unit. The units are listed on The Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “NETDU.” Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “NETD” and “NETDW,” respectively.

Citigroup and Wells Fargo Securities acted as joint book-running managers and representatives of the underwriters for the IPO.

The IPO was made by means of a prospectus. Copies of the preliminary prospectus relating to the IPO and final prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-800-831-9146, or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, NY 10001, by telephone at 833-690-2713 or by email at cmclientsupport@wellsfargo.com.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 13, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nabors Energy Transition Corp. II

Nabors Energy Transition Corp. II is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to identify solutions, opportunities, companies or technologies that focus on advancing the energy transition; specifically, ones that facilitate, improve or complement the reduction of carbon or greenhouse gas emissions while satisfying growing energy consumption across markets globally.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor contact:

William C. Conroy, CFA

william.conroy@nabors-etcorp.com